Securities and Exchange Commission
                     Washington, D.C. 20549

                           FORM N-8A

  NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
             OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                               Variable Account A
Address of Principal Office:        125 High Street
                                    Boston, MA  02110
Telephone Number:                   (800) 367-3653
Name and address of agent
for service of process:             Bernard R. Beckerlegge, Esq.
                                    Keyport Benefit Life Insurance Company
                                    125 High Street
                                   Boston, MA 02110

                           Copies to:

Bernard R. Beckerlegge, Esq.              Joan E. Boros, Esq.
Keyport Benefit Life Insurance Company    Katten Muchin & Zavis
125 High Street, 13th Floor               1025 Thomas Jefferson St., N.W.
Boston, MA 02110                          Washington, D.C. 20007

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b)
of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:                                                    YES [X]  NO [ ]

                           SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 6th day of February, 1998.

                                       Variable Account A
                                       (Registrant)
                                   By: Keyport Benefit Life Insurance Company
                                       (Sponsor)

Attest:/s/Bernard R. Beckerlegge   By: /s/Bernhard M. Koch
       Bernard R. Beckerlegge          Bernhard M. Koch
       General Counsel                 Chief Financial Officer